As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0117420 (I.R.S. Employer Identification No.)

One Applied Plaza, Cleveland, Ohio (Address of Principal Executive Offices)	44115 (Zip Code)

Applied Industrial Technologies, Inc.
2019 Long-Term Performance Plan
(Full title of the plan)

Fred D. Bauer
Vice President-General Counsel and Secretary
Applied Industrial Technologies, Inc.
One Applied Plaza, Cleveland, Ohio 44115
(Name and address of agent for service)

(216) 426-4000
(Telephone number, including area code, of agent for service)

With copy to:
David A. Zagore
Squire Patton Boggs (US) LLP
4900 Key Tower, 127 Public Square
Cleveland, Ohio 44114-1304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, no par value(4)	2,250,000 shares	$62.53	$140,692,500.00	$18,261.89

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an undetermined number of additional shares of common stock that may be issued if the anti-dilution provisions of the plan become operative.

(2)
Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $63.14 (high) and $61.92 (low) sale price of the Registrant's Common Stock as reported on the NYSE on November 6, 2019, which date is within five business days prior to filing this Registration Statement.

(3)
Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the registration fee due under this registration statement by $4,258.00, which represents the portion of the registration fee previously paid with respect to $42,284,463.41 of unsold securities previously registered on the registration statement on Form S-8 (File No. 333-207922), initially filed on November 10, 2015 (the “Prior Registration Statement”). The offering of securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(4)	The securities to be registered include options and rights to acquire Common Stock.

PART I
The documents containing the information specified in Part I of From S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
Applied Industrial Technologies, Inc. (“Registrant”) incorporates by reference and makes part of this Registration Statement the following documents:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2019 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 31, 2019;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on October 4, 2019, October 30, 2019 (items 5.02 and 5.07), and November 5, 2019; and
(d)
The Appendix to the Registrant's Definitive Proxy material filed with the Commission on September 13, 2019, setting forth the Applied Industrial Technologies, Inc. 2019 Long-Term Performance Plan and Amendment No. 1 to the Definitive Proxy materials filed with the Commission on October 4, 2019.

(e)
The description of the Common Stock, no par value, of the Registrant (“Common Stock”) contained in the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-27801) filed with the Commission on May 23, 1997, and any amendments or reports filed for the purpose of updating such description.

Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities which remain unsold, all documents subsequently filed by the Registrant or the Applied Industrial Technologies, Inc. 2019 Long-Term Performance Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers.
Ohio law permits the Registrant to indemnify a director, officer, employee and certain other persons (“Covered Persons”) against expenses, judgments, fines, and settlements reasonably incurred in a nonderivative suit, and against expenses reasonably incurred in a derivative suit, if the Covered Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. In addition, Ohio law permits the Registrant to indemnify a Covered Person in a criminal action or proceeding, other than in a derivative suit, if the person had no reasonable cause to believe his or her conduct was unlawful.
Unless ordered by a court, no indemnification of expenses in a derivative suit is authorized by Ohio law if the Covered Person is finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation. However, if a Covered Person is successful on the merits or in defense of any matter, indemnification of expenses is mandatory. In addition, under Ohio law, a director’s expenses shall be paid by the corporation as they are incurred, provided the director agrees to reasonably cooperate with the corporation and to repay the amounts advanced if it is proved by clear and convincing evidence that the director’s action or failure to act was done with deliberate intent to cause injury or with reckless disregard for the best interests of the corporation.
Under Ohio law, a director is generally not liable for monetary damages unless it is proved by clear and convincing evidence that the director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive and is in addition to any other rights granted to persons seeking indemnification.

The Registrant’s Regulations provide that the Registrant shall indemnify its directors and officers to the full extent permitted by Ohio law, including circumstances in which indemnification is otherwise discretionary under Ohio law.
The Registrant has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Ohio Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct or willful disregard of duties), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director’s insurance if available on reasonable terms.
The Registrant has also obtained directors and officers’ liability insurance covering, subject to certain exceptions, actions taken by the Registrant’s directors and officers in their capacities as such.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibits to this Registration Statement are listed in the Exhibit Index, which Exhibit Index is incorporated herein by this reference.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and the State of Ohio, on November 12, 2019.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ Neil A. Schrimsher
Neil A.Schrimsher, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their indicated capacities as of the 12th day of November 2019.

/s/ Neil A. Schrimsher	President, Chief Executive Officer and Director
Neil A. Schrimsher	(Principal Executive Officer)

/s/ David K. Wells	Vice President-Chief Financial Officer and Treasurer
David K. Wells	(Principal Financial Officer)

/s/ Christopher Macey	Corporate Controller (Principal Accounting Officer)
Christopher Macey

_____*___________________________________	Director
Madhuri A. Andrews

_____*___________________________________	Director
Peter A. Dorsman

_____*___________________________________	Director
Mary Dean Hall

_____*___________________________________	Director
Dan P. Komnenovich

_____*___________________________________	Director
Robert J. Pagano

_____*___________________________________	Director
Vincent K. Petrella

_____*___________________________________	Director
Joe A. Raver

_____*___________________________________	Director and Chairman
Peter C. Wallace

/s/ Fred D. Bauer
Fred D. Bauer, attorney-in-fact for persons
indicated by "*"
Date: November 12, 2019
`

Exhibit No.*	Description

3.1
Amended and Restated Articles of Incorporation of Applied Industrial Technologies, Inc., as amended on October 25, 2005 (filed as Exhibit 3(a) to Applied's Form 10-Q for the quarter ended December 31, 2005, SEC File No. 1-2299, and incorporated here by reference).

3.2
Code of Regulations of Applied Industrial Technologies, Inc., as amended on October 19, 1999 (filed as Exhibit 3(b) to Applied's Form 10-Q for the quarter ended September 30, 1999, SEC File No. 1-2299, and incorporated here by reference).

4.1
Certificate of Merger of Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) filed with the Ohio Secretary of State on October 18, 1988, including an Agreement and Plan of Reorganization dated September 6, 1988 (filed as Exhibit 4(a) to Registrant's Registration Statement on Form S-4 filed May 23, 1997, Registration No. 333-27801, and incorporated here by reference).

4.2
Amended and Restated Note Purchase and Private Shelf Agreement dated as of October 30, 2019, between Applied and PGIM, Inc. (formerly known as Prudential Investment Management, Inc.) and certain of its affiliates (filed as Exhibit 10.1 to Applied’s Form 8-K filed November 5, 2019, SEC File No. 1-2299, and incorporated here by reference).

4.3
Request for Purchase dated May 30, 2014 and 3.19% Series C Notes dated July 1, 2014, under Private Shelf Agreement dated November 27, 1996, as amended, between Applied Industrial Technologies, Inc. and Prudential Investment Management, Inc. (filed as Exhibit 10.1 to Applied’s Form 8-K filed July 2, 2014, SEC File No. 1-2299, and incorporated here by reference).

4.4
Request for Purchase dated October 22, 2014 and 3.21% Series D Notes dated October 30, 2014, under Private Shelf Agreement dated November 27, 1996, as amended, between Applied Industrial Technologies, Inc. and Prudential Investment Management, Inc. (filed as Exhibit 4.5 to Applied's Form 10-Q for the quarter ended September 30, 2014, SEC File No. 1-2299, and incorporated here by reference).

4.5
Credit Agreement dated as of January 31, 2018, among Applied Industrial Technologies, Inc., KeyBank National Association as Agent, and various financial institutions (filed as Exhibit 10.1 to Applied's Form 8-K filed February 6, 2018, SEC File No. 1-2299, and incorporated here by reference).

4.6
Receivables Financing Agreement dated as of August 31, 2018 among AIT Receivables LLC, as borrower, PNC Bank, National Association, as administrative agent, Applied Industrial Technologies, Inc., as initial servicer, PNC Capital Markets LLC, as structuring agent and the additional persons from time to time party thereto, as lenders (filed as Exhibit 10.1 to the Company's Form 8-K filed September 6, 2018, SEC File No. 1-2299, and incorporated here by reference).

5	Opinion of Squire Patton Boggs (US) LLP as to the legality of the securities registered (attached).

23(a)	Consent of Independent Registered Public Accounting Firm (attached).

23(b)	Consent of Squire Patton Boggs (US) LLP (contained in Exhibit 5).

24	Powers of Attorney (attached).
* All exhibits hereto are being filed through incorporation by reference, unless otherwise indicated.